Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2017 Results

LAS VEGAS, April 25, 2017 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2017.

Net revenues were $1.48 billion for the first quarter of 2017, an increase of 47.9%, or $478.0 million, from $997.7 million for the same period of 2016. The increase was the result of $475.8 million from Wynn Palace and an increase of $23.4 million from our Las Vegas Operations, partially offset by a decrease of $21.2 million from Wynn Macau.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $100.8 million, or $0.99 per diluted share, for the first quarter of 2017, an increase of 34.0%, or $25.6 million, from $75.2 million, or $0.74 per diluted share, for the same period of 2016. The increase in net income attributable to Wynn Resorts, Limited was primarily the result of income from Wynn Palace, which opened in the third quarter of 2016, and from increased income from our Las Vegas Operations, partially offset by increased interest expense. The increase in interest expense was partially the result of a $25.6 million out-of-period adjustment recorded in the first quarter of 2016 related to capitalized interest that reduced interest expense. Adjusted net income attributable to Wynn Resorts, Limited (1) was $126.5 million, or $1.24 per diluted share, for the first quarter of 2017, compared to $108.8 million, or $1.07 per diluted share, for the same period of 2016.

Adjusted Property EBITDA (2) was $427.5 million for the first quarter of 2017, an increase of 42.4%, or $127.3 million, from $300.3 million for the same period of 2016, primarily as a result of $111.9 million from Wynn Palace and an increase of $25.6 million from our Las Vegas Operations, partially offset by a decrease of $10.1 million from Wynn Macau.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on May 23, 2017 to stockholders of record as of May 11, 2017.

Wynn Macau

Net revenues from Wynn Macau were $587.0 million for the first quarter of 2017, a 3.5% decrease from $608.2 million for the same period of 2016. Adjusted Property EBITDA from Wynn Macau was $181.1 million for the first quarter of 2017, a 5.3% decrease from $191.2 million for the same period of 2016.

Casino revenues from Wynn Macau were $554.9 million for the first quarter of 2017, a 2.9% decrease from $571.8 million for the same period of 2016. Table games turnover in VIP operations was $13.28 billion, a 1.4% decrease from $13.47 billion for the first quarter of 2016. VIP table games win as a percentage of turnover (calculated before commissions) was 3.30%, above the expected range of 2.7% to 3.0% and the 2.81% experienced in the first quarter of 2016. Table drop in mass market operations was $1.14 billion, a 6.0% decrease from $1.21 billion for the first quarter of 2016. Table games win in mass market operations was $212.9 million, a 14.0% decrease from $247.5 million for the first quarter of 2016. Table games win percentage in mass market operations was 18.7%, below the 20.5% experienced in the first quarter of 2016. Slot machine handle was $856.7 million, a 21.9% decrease from $1.10 billion for the first quarter of 2016, while slot machine win decreased 23.6% to $38.6 million.

Non-casino revenues before promotional allowances from Wynn Macau were $64.9 million for the first quarter of 2017, a 15.5% decrease from $76.7 million for the same period of 2016. Room revenues decreased 16.1%, to $25.5 million for the first quarter of 2017, from $30.5 million for the same period of 2016. Average daily rate ("ADR") was $265, an 18.2% decrease from $324 for the first quarter of 2016. Occupancy increased to 95.7% for the first quarter of 2017, from 94.8% for the same period of 2016. Revenue per available room ("REVPAR") was $254, a 17.3% decrease from $307 for the first quarter of 2016.

Wynn Palace

The Company opened Wynn Palace on August 22, 2016, with the first quarter of 2017 representing the second full quarter of operations for the resort.

Net revenues and Adjusted Property EBITDA from Wynn Palace were $475.8 million and $111.9 million, respectively, for the first quarter of 2017.

Casino revenues from Wynn Palace were $430.0 million for the first quarter of 2017. Table games turnover in VIP operations was $11.04 billion and table games win as a percentage of turnover (calculated before commissions) was 3.03%, slightly outside the expected range of 2.7% to 3.0%. Table drop in mass market operations was $770.0 million, table games win in mass market operations was $167.6 million and table games win percentage was 21.8%. Slot machine handle was $657.6 million and slot machine win was $33.9 million for the first quarter of 2017.

Non-casino revenues before promotional allowances from Wynn Palace were $85.6 million for the first quarter of 2017. Room revenues were $39.8 million with an ADR of $258, occupancy of 95.6% and REVPAR of $246.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $412.9 million for the first quarter of 2017, a 6.0% increase from $389.4 million for the same period of 2016. Adjusted Property EBITDA from our Las Vegas Operations was $134.6 million, a 23.4% increase from $109.0 million for the first quarter of 2016.

Casino revenues from our Las Vegas Operations were $166.3 million for the first quarter of 2017, a 3.3% increase from $161.0 million for the same period of 2016. Table games drop was $458.6 million, a 3.5% decrease from $475.2 million for the first quarter of 2016. Table games win was $130.8 million, a 4.6% increase from $125.0 million for the first quarter of 2016. Table games win percentage was 28.5%, above the property’s expected range of 21% to 25% and above the 26.3% experienced in the first quarter of 2016. Slot machine handle was $765.9 million, a 6.8% increase from $717.5 million for the first quarter of 2016, while slot machine win was relatively flat at $49.7 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $285.5 million for the first quarter of 2017, a 5.2% increase from $271.3 million for the same period of 2016. Room revenues increased 9.3%, to $115.0 million for the first quarter of 2017, from $105.1 million for the same period of 2016. ADR was $315, a 5.7% increase from $298 for the first quarter of 2016. Occupancy increased to 85.5% for the first quarter of 2017, from the 81.7% experienced in the same period of 2016. REVPAR was $269, a 10.7% increase from $243 for the first quarter of 2016. Food and beverage revenues increased 5.9%, to $117.4 million for the first quarter of 2017, compared to the same period of 2016. Entertainment, retail and other revenues decreased 3.8%, to $53.1 million for the first quarter of 2017, compared to the same period of 2016.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.4 billion. As of March 31, 2017, we have incurred $606.9 million in total project costs. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities at March 31, 2017 were $2.84 billion.

Total debt outstanding at the end of the quarter was $9.81 billion, including $3.82 billion of Macau related debt, $3.17 billion of Wynn Las Vegas debt and $2.82 billion at the parent company and other.

On April 24, 2017, the Company amended the Wynn America credit facilities to, among other things, extend the maturity of portions of the credit facilities. Pursuant to the amendment, (i) the maturity date with respect to $333.0 million in aggregate principal amount of the $375 million senior secured revolving credit facility was extended from November 20, 2019 to December 31, 2021; (ii) the maturity date with respect to $805.4 million in aggregate principal amount of the $875 million senior secured term loan I facility was extended from November 20, 2020 to December 31, 2021, with repayment in quarterly installments of $20.1 million commencing on March 31, 2020 and a final installment of $664.5 million on December 31, 2021; and (iii) the maturity date with respect to the $125 million senior secured term loan II was extended from November 20, 2020 to December 31, 2021, with no required scheduled repayments until maturity on December 31, 2021.

Conference Call Information

The Company will hold a conference call to discuss its results on April 25, 2017 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, net of noncontrolling interests and taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income before interest, taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating revenues:
Casino	$1,151,224	$732,730
Rooms	180,267	135,592
Food and beverage	152,840	130,444
Entertainment, retail and other	102,905	81,995
Gross revenues	1,587,236	1,080,761
Less: promotional allowances	(111,556)	(83,083)
Net revenues	1,475,680	997,678
Operating expenses:
Casino	740,216	452,540
Rooms	44,506	37,709
Food and beverage	93,378	79,420
Entertainment, retail and other	43,219	38,299
General and administrative	159,962	117,445
(Benefit) provision for doubtful accounts	(4,166)	706
Pre-opening	5,779	33,769
Depreciation and amortization	139,820	77,971
Property charges and other	3,036	1,521
Total operating expenses	1,225,750	839,380
Operating income	249,930	158,298
Other income (expense):
Interest income	6,471	3,479
Interest expense, net of amounts capitalized	(98,262)	(44,772)
Change in interest rate swap fair value	(771)	(1,825)
Change in Redemption Note fair value	(15,847)	(5,003)
Equity in income from unconsolidated affiliates	—	16
Other	(6,106)	(483)
Other income (expense), net	(114,515)	(48,588)
Income before income taxes	135,415	109,710
Provision for income taxes	(2,890)	(3,918)
Net income	132,525	105,792
Net income attributable to noncontrolling interests	(31,709)	(30,571)
Net income attributable to Wynn Resorts, Limited	$100,816	$75,221
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$0.99	$0.74
Diluted	$0.99	$0.74
Weighted average common shares outstanding:
Basic	101,753	101,392
Diluted	102,069	101,686
Dividends declared per common share:	$0.50	$0.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net income attributable to Wynn Resorts, Limited	$100,816	$75,221
Pre-opening expenses	5,779	33,769
Property charges and other	3,036	1,521
Change in interest rate swap fair value	771	1,825
Change in Redemption Note fair value	15,847	5,003
Income tax impact on adjustments	668	(386)
Noncontrolling interests impact on adjustments	(441)	(8,193)
Adjusted net income attributable to Wynn Resorts, Limited	$126,476	$108,760
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.24	$1.07

Weighted average common shares outstanding - diluted	102,069	101,686

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$128,141	$—	$24,709	$715	$22,810	$2,858	$1,873	$181,106
Wynn Palace	24,871	—	64,595	98	18,671	2,385	1,236	111,856
Other Macau	(2,968)	—	1,131	—	—	1,677	160	—
Total Macau Operations	150,044	—	90,435	813	41,481	6,920	3,269	292,962
Las Vegas Operations	67,466	239	46,857	1,727	12,470	5,347	471	134,577
Corporate and Other	32,420	5,540	2,528	496	(53,951)	8,500	4,467	—
Total	$249,930	$5,779	$139,820	$3,036	$—	$20,767	$8,207	$427,539

	Three Months Ended March 31, 2016
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$136,182	$—	$24,774	$1,366	$22,763	$3,251	$2,909	$191,245
Wynn Palace	(30,539)	26,258	4,281	—	—	—	—	—
Other Macau	(5,091)	—	755	—	—	3,152	1,184	—
Total Macau Operations	100,552	26,258	29,810	1,366	22,763	6,403	4,093	191,245
Las Vegas Operations	45,012	706	45,194	171	12,325	4,838	778	109,024
Corporate and Other	12,734	6,805	2,967	—	(35,088)	6,942	5,640	—
Total	$158,298	$33,769	$77,971	$1,537	$—	$18,183	$10,511	$300,269

(1) Amounts previously presented as equity in income from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net income attributable to Wynn Resorts, Limited	$100,816	$75,221
Net income attributable to noncontrolling interests	31,709	30,571
Pre-opening expenses	5,779	33,769
Depreciation and amortization	139,820	77,971
Property charges and other	3,036	1,521
Corporate expense and other	20,767	18,183
Stock-based compensation	8,207	10,511
Interest income	(6,471)	(3,479)
Interest expense, net of amounts capitalized	98,262	44,772
Change in interest rate swap fair value	771	1,825
Change in Redemption Note fair value	15,847	5,003
Other expenses	6,106	483
Provision for income taxes	2,890	3,918
Adjusted Property EBITDA	$427,539	$300,269

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	87	189
VIP turnover	$13,284,764	$13,469,939
VIP table games win	$438,912	$378,652
VIP table games win as a % of turnover	3.30%	2.81%
Table games win per unit per day (1)	$56,041	$21,967
Mass market:
Average number of table games	204	245
Table drop (2)	$1,136,896	$1,210,100
Table games win	$212,905	$247,500
Table games win %	18.7%	20.5%
Table games win per unit per day (1)	$11,604	$11,092
Average number of slot machines	886	781
Slot machine handle	$856,683	$1,096,337
Slot machine win	$38,554	$50,440
Slot machine win per unit per day (3)	$484	$710
Room statistics:
Occupancy	95.7%	94.8%
ADR (4)	$265	$324
REVPAR (5)	$254	$307

Wynn Palace (6):
VIP:
Average number of table games	91	—
VIP turnover	$11,041,682	$—
VIP table games win	$334,742	$—
VIP table games win as a % of turnover	3.03%	—%
Table games win per unit per day (1)	$40,797	$—
Mass market:
Average number of table games	211	—
Table drop (2)	$770,018	$—
Table games win	$167,627	$—
Table games win %	21.8%	—%
Table games win per unit per day (1)	$8,840	$—
Average number of slot machines	997	—
Slot machine handle	$657,579	$—
Slot machine win	$33,933	$—
Slot machine win per unit per day (3)	$378	$—
Room statistics:
Occupancy	95.6%	—%
ADR (4)	$258	$—
REVPAR (5)	$246	$—

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended March 31,
	2017	2016
Las Vegas Operations:
Average number of table games	236	237
Table drop (2)	$458,596	$475,162
Table games win	$130,846	$125,046
Table games win %	28.5%	26.3%
Table games win per unit per day (1)	$6,149	$5,792
Average number of slot machines	1,906	1,889
Slot machine handle	$765,914	$717,460
Slot machine win	$49,718	$49,584
Slot machine win per unit per day (3)	$290	$289
Room statistics:
Occupancy	85.5%	81.7%
ADR (4)	$315	$298
REVPAR (5)	$269	$243

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com